Exhibit 99.1

TRIUS THERAPEUTICS REPORTS 2011 SECOND QUARTER FINANCIAL RESULTS

San Diego, CA, August 11, 2011 – Trius Therapeutics, Inc. (Nasdaq: TSRX), a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections, announced today its financial results for the second quarter ended June 30, 2011 and provided an update on recent key accomplishments for 2011.

At June 30, 2011, Trius had cash, cash equivalents and short-term investments totaling $56.7 million.

For the second quarter of 2011 and 2010, Trius reported a net loss of $10.0 million and $2.3 million, respectively. For the six months ended June 30, 2011, Trius reported a net loss of $20.1 million compared to $6.6 million for the same period in 2010. The increase in net loss during the three and six months ended June 30, 2011 was largely due to increased clinical trial expenses as compared to the same period in 2010. For the second quarter of 2011 and 2010, Trius reported a net loss per share of $0.40 and $2.69, respectively. For the six months ended June 30, 2011 and 2010, Trius reported a net loss per share of $0.82 and $7.74, respectively. The decrease in the net loss per share was primarily due to the increase in shares outstanding resulting from our Initial Public Offering (IPO) in August 2010 and our private placement financing in May 2011.

Revenues for the three months ended June 30, 2011 increased to $2.9 million compared to $2.1 million for the same period in 2010. For the six months ended June 30, 2011, revenues were $5.6 million compared to $3.6 million for the same period in 2010. The increase in revenues during the three and six months ended June 30, 2011 was largely a result of increased revenues during 2011 versus 2010 from the Company’s federal research contract with the Defense Threat Reduction Agency (DTRA), a part of the Department of Defense which commenced in April 2010.

Research and development expenses for the three months ended June 30, 2011 were $10.4 million compared to $3.5 million for the same period in 2010. For the six months ended June 30, 2011 and 2010, research and development expenses were $20.8 million and $7.6 million, respectively. The increase in research and development expenses was primarily related to higher clinical trial costs due to the ongoing Phase 3 clinical trial for torezolid phosphate which began in August 2010.

General and administrative expenses for the three months ended June 30, 2011 increased to $2.5 million compared to $1.0 million for the same period in 2010. For the six months ended June 30, 2011 and 2010, general and administrative expenses were $4.8 million and $2.2 million, respectively. The increase in general and administrative expenses was primarily due to additional personnel costs, expenses related to partnering activities and costs from operating as a publicly traded company.

As of August 3, 2011, Trius had 28,526,029 shares outstanding.

Trius 2011 Recent Key Accomplishments

•

Formed a strategic collaboration with Bayer Pharma AG to develop and commercialize torezolid phosphate in Asia-Pacific and the emerging markets (Bayer upfront payment not included in second quarter financial results)

•	Obtained a second Special Protocol Assessment (SPA) with the Food and Drug Administration (FDA) for the second Phase 3 study of torezolid phosphate

•	Completed a $30.2 million private placement financing to accelerate the start of the second Phase 3 study of torezolid phosphate

•	Gained membership in the Russell 2000 Index

Torezolid Clinical Update

Enrollment in the Phase 3 clinical trial of the oral dosage form of torezolid phosphate in ABSSSI remains on target. Enrollment in European and Latin American clinical trial sites commenced in the second quarter of 2011. The completion of enrollment for the Phase 3 oral trial is expected later this year followed by the announcement of top-line data in early 2012.

“We have made significant advances on multiple fronts that have collectively added considerable value to Trius. We are also very encouraged that enrollment completion of our 112 trial and the start of our 113 trial are both on target for this year,” said Jeffrey Stein, Ph.D., President and Chief Executive Officer of Trius.

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections. The Company’s first product candidate, torezolid phosphate, is an IV and orally administered second generation oxazolidinone being developed for the treatment of serious gram-positive infections, including those caused by methicillin-resistant Staphylococcus aureus, or MRSA. In addition to the Company’s torezolid phosphate clinical program, it is currently conducting three preclinical programs using its proprietary discovery platform to develop antibiotics to treat infections caused by gram-negative bacteria. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the enrollment of patients in our ongoing Phase 3 clinical program of torezolid phosphate and the announcement of top-line data. Risks that contribute to the uncertain nature of the forward-looking statements include: Trius’ ability to obtain additional financing; Trius’ use of the net proceeds from public offerings of its securities; the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; the performance of third-party manufacturers; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recent Form 10-K, Forms 10-Q and other documents filed with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Trius Therapeutics, Inc.

Statements of Operations

(In thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues:
Contract research and grants	$2,859	$2,084	$5,574	$3,570

Total revenues	2,859	2,084	5,574	3,570
Operating expenses:
Research and development	10,376	3,484	20,819	7,636
General and administrative	2,478	1,021	4,820	2,231

Total operating expenses	12,854	4,505	25,639	9,867

Loss from operations	(9,995)	(2,421)	(20,065)	(6,297)
Other income (expense):
Interest income	7	—	16	—
Interest expense	—	(391)	—	(794)
Other income (expense)	—	471	(1)	475

Total other income (expense)	7	80	15	(319)

Net loss	(9,988)	(2,341)	(20,050)	(6,616)
Accretion of deferred financing costs on redeemable convertible preferred stock	—	(7)	—	(15)

Net loss attributable to common stockholders	$(9,988)	$(2,348)	$(20,050)	$(6,631)

Net loss per share, basic and diluted	$(0.40)	$(2.69)	$(0.82)	$(7.74)

Weighted-average shares outstanding, basic and diluted	25,255	872	24,439	857

Trius Therapeutics, Inc.

Balance Sheets

(In thousands except share and per share data)

	June 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,961	$14,515
Short-term investments, available-for-sale	46,701	30,823
Accounts receivable	2,132	1,832
Prepaid expenses and other current assets	1,468	1,389

Total current assets	60,262	48,559
Property and equipment, net	868	701
Other assets	25	240

Total assets	$61,155	$49,500

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,813	$2,147
Accrued liabilities and other	3,125	1,661
Current portion of deferred revenue	238	—

Total current liabilities	6,176	3,808
Deferred revenue	—	238
Common stock warrant liability	8,682	—

Total liabilities	14,858	4,046

Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at June 30, 2011 and December 31, 2010; no shares issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized at June 30, 2011 and December 31, 2010; 28,525,679 and 23,648,646 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	4	3
Additional paid-in capital	143,476	122,593
Accumulated other comprehensive income	9	—
Accumulated deficit	(97,192)	(77,142)

Total stockholders’ equity	46,297	45,454

Total liabilities and stockholders’ equity	$61,155	$49,500

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Public Relations Contact:	Investor Relations Contact:
Jason Spark at Canale Communications, Inc.	Stefan Loren at Westwicke Partners, LLC
jason@canalecomm.com	sloren@westwicke.com
619-849-6005	443-213-0507